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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: SEI ABSOLUTE RETURN FUND, LLC

Address of Principal Business Office
(No. & Street, City, State, Zip Code):          One Freedom Valley Drive
                                                Oaks, Pennsylvania 19456


Telephone Number (including area code):         (610) 676-1114

Name and address of agent for service of process:

                                 Todd Cipperman
                                 c/o SEI Investments Management Corporation
                                 One Freedom Valley Drive
                                 Oaks, Pennsylvania 19456

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                Yes X      No
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                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Oaks and The Commonwealth of Pennsylvania, on the 19th day of May, 2003.

                                    SEI ABSOLUTE RETURN FUND, LLC


                                    By: /s/ Timothy D. Barto
                                    Name: Timothy D. Barto
                                    Title: Vice President

ATTEST:


/s/ Jeffrey P. Ladouceur
Name: Jeffrey P. Ladouceur
Title: SEI, Vice President